Putnam Equity Income Fund
November 30, 2011 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	43,003
        Class B	1,135
        Class C 1,047

72DD2	  Class M   425
          Class R   783
          Class Y   8,452

73A1	Class A	0.263
        Class B	0.144
        Class C 0.154

73A2	  Class M   0.187
          Class R   0.229
          Class Y   0.302

74U1 	Class A	154,598
        Class B	6,398
        Class C  7,384

74U2 	  Class M  2,154
          Class R  4,188
          Class Y  39,864

74V1  Class A	14.94
      Class B	14.80
      Class C   14.82

74V2  Class M   14.80
      Class R   14.85
      Class Y   14.94

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.